Exhibit 1

Articles of Association, as amended

ARTICLES OF ASSOCIATION

OF

AKTIEBOLAGET SVENSK EXPORTKREDIT

(Swedish Export Credit Corporation)*

§ 1

The name of the Company is Aktiebolaget Svensk Exportkredit and, in the English language, Swedish Export Credit Corporation. The Company is public (publ).

The Company is a credit market company in accordance with the Swedish Banking and Financing Business Act (2004:297) (Sw. lagen (2004:297) om bank- och finansieringsrörelse) and is under the supervision of the Financial Supervisory Authority.

§ 2

The objective of the Company is to engage in financing activities in accordance with the Swedish Banking and Financing Business Act (2004:297) and in connection therewith primarily promote the development of Swedish commerce and industry and Swedish export industry as well as otherwise engaging in Swedish and international financing activities on commercial grounds.

The term “financing activities” means primarily;

1                          borrowing funds, for example by accepting deposits from the general public or issuing bonds or other comparable debt instruments,

2                          granting and broker loans, for example in the form of loans secured by charges over real property or claims,

3                          otherwise participating in financing, for example by acquiring claims and leasing personal property,

4                          issuing guarantees and assume similar obligations,

5                          participating in the issuance of securities,

6                          providing of advice in relation to mentioned activities,

7                          holding of and the conduct of trading in securities;

8                          acquisition of real property and shares to the extent deemed necessary for the Company’s business and to protect the Company’s claims; and

* This version is a translation of the Swedish original text. In the event of a difference in meaning between the Swedish version and the English version, the Swedish version shall prevail.

9                          conducting of other business which is related to the above activities.

§ 3

The share capital of the Company shall be not less than Swedish kronor 700 million and not more than Swedish kronor 2,800 million.

§ 4

The minimum number of shares shall be 700,000 and the maximum number of shares shall be 2,800,000.

§ 5

Shares may be issued in two classes, class A and class B, respectively.

All shares carry equal rights to take part in the Company’s assets and profits.

In the event the Company resolves to carry out a new issue of class A shares and class B shares by means of a cash issue or set-off issue, the holders of class A shares and class B shares shall have preferential rights to subscribe for new shares of the respective classes in proportion to the number of shares of the same class previously held by the shareholder (primary preferential right). Shares which are not subscribed for pursuant to primary preferential rights shall be offered for subscription to all shareholders (secondary preferential right). In the event the number of shares offered pursuant to the above is insufficient to satisfy subscriptions pursuant to secondary preferential rights, the shares shall be allocated amongst the subscribers in proportion to the number of shares previously held by them and, to the extent this cannot be effected, by the drawing of lots.

In the event the Company resolves to carry out a cash issue or set-off issue of new shares of only class A or class B, all shareholders, irrespective of whether their shares are of class A or class B, shall possess preferential rights to subscribe for new shares in proportion to the number of shares previously held.

Should the Company decide to issue warrants or convertibles through a cash issue or through a set-off issue, all shareholders shall have preferential right to subscribe for warrants as if the issue was in respect of the shares that may be subscribed for by exercising the warrants and to subscribe for convertibles as if the issue was in respect of the shares that the convertibles may be exchanged against.

The aforementioned provisions shall not constitute any restriction on the possibility to resolve to carry out a cash issue or set-off issue without shareholders’ preferential rights.

In the event of an increase in the share capital by means of a bonus issue, new shares shall be issued of each class of shares. The aforementioned shall not constitute restrictions on the possibility to issue shares of a new class by means of a bonus issue, subject to requisite amendments to the Articles of Association.

§ 6

The registered office of the Company is located in Stockholm.

§ 7

The Board of Directors shall consist of not less than six and not more than nine directors. The holders of class A-shares and class B-shares shall appoint jointly – and, where applicable, dismiss jointly the directors appointed by them. The directors shall be elected annually at the Annual General Meeting to serve for the period until the end of the next Annual General Meeting.

§ 8

A resolution of the Board of Directors shall be considered carried if such resolution has been approved by a majority of the directors.

The Board of Directors may commission the President or another employee, solely or jointly with another person, to take decisions on matters relating to borrowing and lending that are not of fundamental importance or otherwise of great significance to the Company. Such commissioning shall be conferred by a separate instrument approved by the Board of Directors. In order to be valid, such an instrument must be approved by the majority of the directors. The instrument shall be valid for one year at a time and a copy thereof shall promptly be submitted to the supervisory authority. Such commission in relation hereto is stipulated to take place annually as part of the Board of Director’s approval of rules of procedure in accordance with Chapter 8, Section 6 of the Swedish Companies Act (2005:551).

§ 9

Authorization for any director, the President or other person to represent the Company and to sign on its behalf may only be conferred by the Board of Directors on two persons jointly.

The President may, however, in accordance with Chapter 8 Section 36 of the Companies Act (2005:551), represent the Company and sign on its behalf with regard to measures which are within his duties pursuant to Chapter 8, Section 29 of the said Act.

§ 10

For the purpose of examining the Annual Report and the accounts of the Company as well as the administration of the Board of Directors and the President, one or two auditors and the same number of deputy auditors shall be elected at an Annual General Meeting. Auditors and deputies shall be appointed by the holders of class A-shares and class B-shares jointly. At least one appointed auditor and deputy auditor shall be authorized public accountants.

§ 11

The Company’s financial year shall be the calendar year.

§ 12

Notices convening an Annual General Meeting or a General Meeting, at which the meeting shall deal with an amendment of the Articles of Association, shall be issued not earlier than six weeks and not later than four weeks prior to the meeting. Notices convening a General Meeting, in cases other than those set forth in the preceding sentence, shall be issued not earlier than six weeks and not later than two weeks prior to the meeting.

Notices convening a General Meeting, as well as other messages to the shareholders, shall be published in Post- och Inrikes Tidningar and in Svenska Dagbladet.

§ 13

General Meetings shall be held in Stockholm.

The Annual General Meeting shall be held once a year within six months after the end of the preceding financial year.

The following matters shall be dealt with at the Annual General Meeting:

1                          Election of a chairman of the meeting;

2                          Presentation and approval of the voting list;

3                          Approval of the agenda;

4                          Election of one or two persons to approve the minutes;

5                          The question of whether the meeting has been properly convened;

6                          Presentation of the Annual Report and the Auditors’ Report for the Company and for the Group;

7                          Resolutions:

a)                      on the adoption of the statement of income and the balance sheet as well as the consolidated statement of income and the consolidated balance sheet;

b)                     on the disposition of the Company’s profit or loss according to the adopted balance sheet;

c)                      on the discharge from liability of the directors and the President of the Company;

8                          Fixing of the remuneration for the Company’s directors and auditors;

9                          Fixing of the number of directors to be appointed by the meeting;

10                    Election of directors of the Company;

11                    Election of the Chairman of the Board;

12                    Where applicable, fixing of the number of auditors and deputy auditors of the Company;

13                    Where applicable, election of auditors and deputy auditors of the Company;

14                    Other matters that may be considered at the meeting under the Companies Act (2005:551).

§ 14

The Chairman of a General Meeting shall be elected alternately by the holders of class A-shares and alternately by the holders of class B-shares.

§ 15

Each person entitled to vote at a General Meeting shall have the right to cast a vote in respect of all the shares owned and represented by him, without limitation as to the number of votes.

A resolution at a General Meeting amending these Articles of Association or relating to the payment of dividend, shall — subject to the validity requirements of the Companies Act (2005:551) —  be considered carried if it has been approved by representatives of a majority of the shares within each class of shares.

Other resolutions of a General Meeting — with the exception of resolutions involving the appointment of auditors as referred to in Chapter 9, Section 9 of the Companies Act (2005:551) or involving the appointment of examiners as referred to in Chapter 10, Section 22 of the said Act, or a resolution that the Company shall enter into liquidation where there is cause for compulsory liquidation, or such resolutions which are to be referred to the Annual General Meeting for resolution pursuant the Companies Act — are not valid unless approved by shareholders representing more than two-thirds of the share capital. In the event that the Companies Act lays down more rigorous conditions for the validity of resolutions, due observance shall also be paid thereto.

Irrespective of what is stated herein, the conditions stipulated in Section 7 of these Articles of Association on the appointment and dismissal of members of the Board of Directors and the conditions in Section 10 of these Articles of Association on the appointment and dismissal of auditors and deputy auditors, shall apply.

§ 16

Credits or guarantees granted by the Company shall have a fixed maturity not exceeding twenty years. If special circumstances exist, credits or guarantees having a longer maturity may be granted.

§ 17

The Company shall take particular care that its financing activities are not conducted in such a manner or under such conditions that the Company’s welfare is thereby endangered.

§ 18

Security that is deemed satisfactory shall be provided in respect of credits, guarantees or other financing extended by the Company. The Company may, however, dispense with such security if it can be considered unnecessary or if particular reasons otherwise exist for not requiring security.

§ 19

In the event that a share is transferred to a person who has not previously owned a share of the same class in the Company, such share shall immediately, by written notice to the Board of Directors, be offered to the other shareholders for pre-emption. The acquisition of the share shall be verified in connection therewith.

Upon notice of transfer of a share having been made, the Board of Directors shall immediately notify the Company’s shareholders thereof by registered mail, inviting the party who wishes to exercise his right of pre-emption to give written notice of his desire to pre-empt to the Company within two months from the date when the notice of transfer was received by the Board of Directors. The notification shall state the date the notice was received by the Board of Directors.

Should more than one party wish to pre-empt an offered share, a holder of class A-shares shall have priority to pre-empt an offered class A-share and a holder of class B-shares shall have priority to pre-empt an offered class B-share. Among holders of the same class of shares, the priority right shall be decided by lot under the supervision of a notary public. If several shares are offered at the same time, the shares shall first, insofar as possible, be divided among those who wish to pre-empt shares in proportion to their holding of shares in the Company of the same class as those offered.

If, within the prescribed time, no shareholder expresses a wish to pre-empt an offered share or if the share is not pre-empted within the prescribed time, the party who made the offer is entitled to have the share registered in his name.

The pre-emption price of an offered share shall be constituted by the amount that the transferee has agreed to pay, if it is a cash amount, and otherwise of a reasonable countervalue of the consideration in cash.

In the event that there is lack of agreement on the pre-emption price or the pre-emption right for a share, this shall be determined by an arbitration tribunal composed by three arbitrators, one of whom shall be appointed by each of the disputing parties, and the two arbitrators so appointed shall elect a third arbitrator who shall be chairman of the tribunal. If there are several parties on the same side in a dispute and if they fail to agree on the election of their arbitrator, the latter shall be appointed by the District Court of Stockholm. The same shall apply in the event that the arbitrators appointed by the parties fail to agree on the election of the chairman of the arbitration tribunal.

The pre-emption price for a share shall be paid not later than 20 days from the day the pre-emption price was determined.

The Articles of Association have been approved by the Annual General Meeting on April 24 2007.